Exhibit 5.1
August 26, 2019

ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, MI 48105

Ladies and Gentlemen:

We have acted as counsel to ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders” (the “Selling Stockholders”), as detailed in the Registration Statement, of up to 1,780,280 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), which are comprised of: (a) up to 43,424 shares of Common Stock (the “Note Shares”) issuable upon conversion of the Senior Secured Convertible Notes (the “Notes”) sold and issued by the Company to the Selling Stockholders pursuant to that certain Securities Purchase Agreement, dated as of July 26, 2019 (the “Purchase Agreement”); and (b) up to 1,910,540 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants to purchase shares of Common Stock sold and issued by the Company to the Selling Stockholders pursuant to the Purchase Agreement (the “Warrants”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Charter”), (c) the Company’s Amended and Restated Bylaws (the “Bylaws”), (d) the Purchase Agreement, (e) the Notes, (f) the Warrants, (g) the resolutions adopted by the Company’s Board of Directors relating to the Registration Statement, the Purchase Agreement and the issuance and sale of the Notes and the Warrants to the Selling Stockholders pursuant thereto, and the issuance of the Note Shares and the Warrant Shares (the “Resolutions”), and (h) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (a) through (h) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

In rendering our opinion below, we have also assumed that (a) the Company will have sufficient authorized and unissued shares of its Common Stock issuable upon conversion of the Notes or issuable upon exercise of the Warrants on the date of such conversion of any Notes or such exercise of any Warrants, (b) the Resolutions have not been, and will not be, revoked, modified or amended, and (c) the issuance of the Note Shares and the Warrant Shares will be noted in the Company’s stock ledger. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that:

1.
The issuance of the Note Shares has been duly authorized and, when issued and delivered upon the conversion and in accordance with the terms of the Notes, the Note Shares will be validly issued, fully paid, and non-assessable.

2.
The issuance of the Warrant Shares has been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and non-assessable.

This opinion is rendered solely in connection with the registration of the Note Shares and the Warrant Shares for resale by the Selling Stockholders under the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP
K&L GATES LLP
HEARST TOWER, 47TH FLOOR 214 NORTH TRYON STREET CHARLOTTE NC 28202
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